Exhibit 3.02

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

AZUREL LTD.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the undersigned officer of Azurel Ltd., a Delaware corporation (the Corporation"), does hereby certify as follows:

FIRST:   The Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of Delaware on June 26, 1995.

SECOND:  The Certificate of Incorporation of the Corporation is amended by the following resolution adopted by the Board of Directors and the shareholders of the Corporation:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by restating in its entirety Article FOURTH as follows:

FOURTH:  The total number of shares of all classes of capital stock which the corporation is authorized to issue shall consist of 10,000,000 shares of Common Stock, par value $0.001 per share.

THIRD:  The amendment of the Certificate of Incorporation was authorized by the consent of the directors in accordance with Section 141 of the General Corporation Law of the State of Delaware and by the consent of the shareholders pursuant to Section 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned President of the Corporation has signed this Certificate as of the 13th day of September, 1995, and hereby affirms that this is his true act and deed and that the statements contained herein are true under penalties of perjury.

/s/ Constantine Bezas, President

Constantine Bezas, President